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                                  EQUIVANTAGE

                              OFFICER'S CERTIFICATE
                                       FOR
                       EQUIVANTAGE HOME EQUITY LOAN TRUST
                                     1997-1

The undersigned Officer certifies that for the fiscal year ending December 31, 1997, she has reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Pooling and Servicing Agreement and to the best of her knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under this Agreement throughout such year.

EQUIVANTAGE INC., Servicer

Certified By:
/S/Elizabeth Folk
Elizabeth Folk, Sr. Vice President and Chief Financial Officer

3/26/98
Date